Exhibit 12(a)(1)
THE TAIWAN FUND INC.
HSBC ASSET MANAGEMENT (TAIWAN) LIMITED
CODE OF ETHICS
As Amended April 21, 2008
On October 31, 1980, the Securities and Exchange Commission (the “SEC”) adopted Rule 17j-1 (as amended, the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) to require investment companies to adopt a written code of ethics designed to deal with the potential “conflicts of interest” that might arise with regard to transactions by affiliated persons of an investment company. On August 27, 1999, the SEC adopted certain amendments to the Rule. The Taiwan Fund Inc. (the “Fund”) and the Fund’s investment adviser, HSBC Asset Management (Taiwan) Limited (the “Adviser”), have adopted this Code of Ethics (the “Code”) pursuant to the Rule.
The Rule makes it unlawful for any affiliated person of, or principal underwriter for, the Fund, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:
     (1) To employ any device, scheme or artifice to defraud the Fund;
     (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
     (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
     (4) To engage in any manipulative practice with respect to the Fund.
     This Code and the compliance procedures being adopted in connection herewith are designed to prevent such unlawful activities.
A. Definitions.
     1. Access Person. As used in this Code, the term “access person” shall mean: (a) any director, officer (other than the Assistant Secretary of the Fund), general partner or advisory person of the Fund or the Adviser; or (b) any director, officer, or general partner of a principal underwriter of the Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of covered securities for the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of covered securities.
     2. Advisory Person. As used in this Code, the term “advisory person” shall mean (a) any employee of the Fund or of the Adviser, or of any company in a control relationship to the Fund or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Fund or to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund.
     3. Covered Security. As used in this Code, the term “covered security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies registered under the 1940 Act. High quality short-term debt instruments mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a United States nationally recognized statistical rating organization.
     4. Disinterested Director. As used in this Code, the term “disinterested person” shall mean a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.
     5. Investment Personnel. As used in this Code, “investment personnel” shall mean: (i) any employee of the Fund or the Adviser (or any company in a control relationship with either) who, in connection with his or her regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of securities by the Fund; and (ii)

any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
     6. Purchase or Sale of a Covered Security. As used in this Code, “purchase or sale of a covered security” includes, inter alia, the writing of an option to purchase or sell a covered security.
     7. Security Held or to Be Acquired. As used in this Code, “security held or to be acquired” by the Fund shall mean (i) any covered security which, within the most recent 15 days, is or has been held by the Fund; or is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security described in clause (i) of this Section A.7.
     8. Authorized Person. Shall mean an officer or appropriate employee of the Fund or the Adviser and such other persons as shall be specifically designated by the Directors of the Fund.
B. Confidentiality of Fund Transactions.
     1. Information relating to the Fund’s portfolio and research activities is confidential. Whenever statistical information or research is supplied to or requested by the Fund or the Adviser, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Fund shall not be disclosed except to authorized persons.
     2. All brokerage orders for the purchase and sale of securities for the account of the Fund will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a “need to know” basis until the information is publicly released in the normal course of business.
     3. If any officer, employee or director of the Fund or of the Adviser should obtain non-public information concerning the Fund’s portfolio, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by the President of the Fund.
     4. In order to assure maximum confidentiality:
          (a) The President of the Fund, or such other officer of the Fund or of the Adviser as he may designate, shall have the responsibility for coordinating all transactions for the purchase and sale of securities for the account of the Fund.
          (b) All orders for the purchase or sale of securities for the account of the Fund shall be placed for execution by one or more employees of the Adviser specifically designated to do so.
          (c) All records of the Fund’s transactions shall be kept in a secure place and shall not be released to anyone other than authorized persons.
          (d) A representative designated by the Adviser shall make such inspections as he may deem necessary in order to assure compliance with this Section.
     5. For the purpose of compliance with Section 204A of the Investment Advisers Act of 1940, the provisions of this Section B regarding confidentiality shall apply to the Adviser with respect to all of its advisory clients to the same extent as it applies with respect to the Fund.
C. Prohibited Purchases and Sales.
     1. No access person shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by the Fund, or which the Adviser, or any advisory person of the Adviser, is actively considering for purchase or sale by the Fund. This prohibition shall continue until at least 15 days after the time that the Adviser or advisory person decides not to recommend such purchase or sale, or if such recommendation is made, until at least 15 days after the time that the Fund decides not to enter into, or completes, such recommended purchase or sale. This prohibition shall apply to any purchase or sale by any access person of any option to purchase or sell, or any security convertible into or exchangeable for a security being purchased or sold by, or actively considered for recommendation to, the Fund.
     2. Investment personnel must obtain written approval from a senior officer (designated for that purpose) of the Fund or the Adviser before directly or indirectly acquiring any beneficial ownership in any security in an initial public offering or in a private placement.
D. Scope of this Code of Ethics.
     1. Beneficial Ownership. This Code of Ethics applies to any security in which the access person has “a direct or indirect beneficial ownership.” For purposes of this Code, “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, and includes accounts of a spouse, minor children and relatives resident in the access person’s home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership.
     2. Exempt Purchases and Sales. The prohibitions set forth in Section C of this Code shall not apply to:
          (a) Purchases or sales effected in any security over which an access person or investment personnel has no direct or indirect influence or control;
          (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund, except that all acquisitions of beneficial ownership in securities in initial public offerings or private placements shall be subject to the approval requirements of Section C.2;
          (c) Purchases or sales which are nonvolitional on the part of either the access person or the Fund;
          (d) Purchases which are part of an automatic dividend reinvestment plan; and

          (e) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
E. Reporting Requirements of Access Persons.
     1. Reports Required. Unless excepted by Section E.2 of this Code, every access person of the Fund and of the Adviser must report to the Fund and the Fund’s Adviser, respectively, as follows:
          (a) Initial Holdings Reports. No later than ten days after the person becomes an access person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), the following information (on the report form attached hereto as Appendix A):
               (i) The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person;
               (ii) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and
               (iii) The date that the report is submitted by the access person.
          (b) Quarterly Transaction Reports. No later than thirty days after the end of each calendar quarter, the following information (on the report form attached hereto as Appendix B):
               (i) With respect to any transaction during the quarter in a covered security in which the access person had a direct or indirect beneficial ownership:

                    (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved;
                    (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
                    (C) The price of the covered security at which the transaction was effected;
                    (D) The name of the broker, dealer or bank with or through which the transaction was effected; and
                    (E) The date that the report is submitted by the access person.
               (ii) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:
                    (A) The name of the broker, dealer or bank with whom the access person established the account;
                    (B) The date the account was established; and
                    (C) The date that the report is submitted by the access person.
          (c) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted) (on the report form attached hereto as Appendix C):

               (i) The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership;
               (ii) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and
               (iii) The date that the report is submitted by the access person.
          (d) Disclaimer of Beneficial Ownership. Any report may contain a statement declaring that the reporting of any such transaction shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.
          (e) SEC Inspection. Information supplied in the reports is available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each report is made.
     2. Exceptions from Reporting Requirements.
          (a) A person need not make a report under Section E.1 of this Code with respect to transactions effected for, and covered securities held in, any account over which the person has no direct or indirect influence or control.
          (b) A disinterested director of the Fund who would be required to make a report solely by reason of being a Fund director, need not make:
               (i) an initial holdings report or an annual holdings report as provided in this Code; and
               (ii) a quarterly transaction report under this Code, unless the director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the director’s transaction in a covered security, the Fund purchased or sold the covered security, or the Fund or the Adviser considered purchasing or selling the covered security.

     3. Review of Reports. Appropriate management or compliance personnel of the Fund and the Adviser will review the access person reports filed under this Code and report violations to the Board of Directors of the Fund in accordance with procedures approved by the Board.
     4. Notification of Reporting Obligation. Each of the Fund and the Adviser will identify all of its access persons who are required to make reports under this Code and must inform those access persons of their reporting obligations.
     5. Annual Certification. All access persons shall certify annually (on the form attached hereto as Appendix D) in writing to the Fund that (i) they have read the Code and recognize that they are subject to the Code’s provisions, (ii) they have complied and will comply with such provisions and (iii) they have reported all personal securities transactions, holdings and securities accounts required to be disclosed or reported pursuant to the Code.
F. Approval and Reports.
     1. Approval. The Fund’s Board of Directors, including a majority of disinterested directors, must approve this Code, and any material changes to this Code. The Board of Directors must base its approval of this Code and any material change thereto on a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by the preamble to this Code. Before approving this Code, the Board of Directors must receive a certification from the Fund and the Adviser that each has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics. The Board of Directors must approve a material change to this Code no later than six months after the adoption of the material change.
     2. Reports. At each meeting of the Board of Directors, the Fund and the Adviser will furnish to the Board of Directors for the Board of Directors to consider, a written report that:
          (a) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and
          (b) Certifies that the Fund and the Adviser have adopted and are following procedures reasonably necessary to prevent Access Persons from violating the Code.
G. Sanctions.
     No Code of Ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to the Fund and its shareholders. Nevertheless, this Code of Ethics sets forth the Fund’s policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are mandatory rather than permissive, careful adherence to the Code is essential.
     Upon discovering a violation of this Code, the Board of Directors of the Fund or the Adviser, as the case may be, may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator.